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                                  Exhibit 21
                      Subsidiaries of Hexcel Corporation


Hexcel subsidiaries (first-, second- and third-tier) and their jurisdiction of incorporation:


Hexcel Far East (California)
Hexcel International (California)
Hexcel Omega Corporation (California)
Hexcel Pacific Rim Corporation (California)
Hexcel Beta Corp. (Delaware)
Hexcel Pottsville Corporation (Delaware)
Hexcel Technologies Inc. (Delaware)
Hexcel Composites GmbH (Austria)
Hexcel Composites S.A. (Belgium)
Hexcel do Brasil Servicos S/C Ltda. (Brazil)
Confection et Diffusion de Stores et Rideaux (France)
Hexcel Composites S.A. (France)
Hexcel Composites GmbH (Germany)
Salver S.r.l. (Italy)
Hexcel Composites, S.A. (Spain)
Hexcel Chemical Products Ltd. (U.K.)
Hexcel Composites Limited) (U.K.)
Hexcel (U.K.) Limited (U.K.)
Hexcel Pacific Rim Corporation (Delaware)
Hexcel S.A. (France)
Hexcel Fabrics S.A. (France)